UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No.1)*


                                 Mamma.com, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   56150Q102
                                 (CUSIP Number)


                                 June 29, 2004
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
 * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)

                               Page 1 of 6 Pages

CUSIP No.56150Q102             Schedule 13G                    Page 2 of 6 Pages


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Mark Cuban


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States


  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0

BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0

    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                    0.0%

12.  TYPE OF REPORTING PERSON*


                    IN

CUSIP No.56150Q102            Schedule  13G                    Page 3 of 6 Pages



Item 1

     (a). Name of Issuer:
          --------------

          Mamma.com, Inc.


     (b). Address of Issuer's Principal Executive Offices:
          -----------------------------------------------

          388 St. Jacques Street West, 8th Floor
          Montreal, Quebec
          Canada H2Y 1S1

Item 2

     (a). Name of Person Filing:
          ---------------------

          Mark Cuban

     (b). Address of Principal Business Office, or if None, Residence:
          -----------------------------------------------------------

          5424 Deloache Avenue
          Dallas, Texas 75220

     (c). Citizenship:
          -----------

          United States


     (d). Title of Class of Securities:
          ----------------------------

          Common Stock


     (e). CUSIP Number:
          ------------

          56150Q102


Item 3. If this statement is filed pursuant to ss240.13d-1(b), or ss240.13d-2(b) or (c), check whether the person filing is a:

            Not Applicable

CUSIP No.56150Q102            Schedule  13G                    Page 4 of 6 Pages


Item 4.  Ownership.
         ---------

The following information relates to the reporting person's ownership of common stock of the Issuer as of July 1, 2004.

     (a)  Amount Beneficially Owned:
          -------------------------

          0

     (b)  Percent of Class:
          ----------------

          0.0%


     (c)  Number of shares as to which the person has:
          -------------------------------------------

          (i)   sole power to vote or to direct the vote:

                             0

          (ii)  shared power to vote or to direct the vote:

                             0

          (iii) sole power to dispose or to direct the disposition of:

                             0

          (iv)  shared power to dispose or to direct the disposition of:

                             0

Item 5.  Ownership of Five Percent or Less of a Class.
         --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

CUSIP No.56150Q102            Schedule  13G                    Page 5 of 6 Pages


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
         ---------------------------------------------------------------

         Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
         ------------------------------------------------------------

         Not Applicable.


Item 8.  Identification  and  Classification  of Members of the Group.
         ------------------------------------------------------------

         Not Applicable.


Item 9.  Notice of Dissolution of Group.
         ------------------------------

         Not Applicable.


Item 10. Certifications.
         --------------

         Not Applicable.

CUSIP No.56150Q102            Schedule  13G                    Page 6 of 6 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  July 1, 2004                     /s/ Mark Cuban
                                        ----------------------------------------
                                        Mark Cuban